Exhibit 6

March 7, 1980
Securities and Exchange Commission
Washington, D.C. 20549
Gentlemen:
In accordance with Section 321(b) of the Trust Indenture Act of 1939, Bankers Trust Company does hereby consent as a condition precedent to the qualification of the Indenture dated as of March 1, 1980 for the Crystal Oil Company and any and of all future Indentures to be qualified under the Act for which Bankers Trust Company will act as Trustee, that all reports of examination by Federal and State authorities including 1) the Federal Reserve Bank of New York, 2) the Federal Deposit Insurance Corporation and the New York State Banking Department may be furnished by such authorities to the Commission upon request therefor for the purposes and upon the conditions set forth in said Section 321.
Bankers Trust Company
By
Richard S. Denny
Secretary